UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AMENDMENT NO. 2

MEDIFIRST SOLUTIONS, INC.
(Name of small business issuer in its charter)

NEVADA	2721	27-3888260
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code)	(Tax Identification Number)

4400 North Federal Highway Suite 54 Boca Raton, Florida 33431 Tel: (561)558-6872	East Biz.com, Inc. 5348 Vegas Drive Las Vegas, NV 89108 Tel: (702)871-8678
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)

With copies to:
Robert C. Laskowski, Esq.
520 SW Yamhill, Suite 600
Portland, OR 97204-1329
Telephone: 503-241-0780

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the  Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Number of shares to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock	8,521,750	$.10	$852,175	$100.00

(1)
The proposed maximum offering price is based on the  highest price at which the common stock was sold privately to some of the selling shareholders and does not represent a bona fide price per share. The price is established solely for the purpose of computing the amount of the registration fee.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus The Selling Stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Prospectus Subject to Completion dated ____________, 2012

MEDIFIRST SOLUTIONS, INC.

  8,521,750 Shares of Common Stock
Price $ 0.10
Currently No Public Market Exists for Our Common Stock

This Prospectus relates to periodic offers and sales of 2,000,000 shares of the Company’s Common Stock for future issuance in connection with possible acquisition transactions and 6,521,750 shares of our Common Stock by the Selling Stockholders . We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders . We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the Selling Stockholders will be borne by the selling shareholder(s). Prospectus . These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  For a description of the plan of distribution of these shares, please see page 8 of this Prospectus .
Investing in our Common Stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 4 to read about certain risks you should consider carefully before buying our shares. Currently, no public market exists for our Common Stock. Upon completion of the offering, we will seek to have our Common Stock qualified for quotation in the over-the-counter market.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY OF OUR OFFERING	1
RISK FACTORS	3
RISKS RELATING TO OUR BUSINESS	3
RISKS RELATED TO OUR COMMON STOCK	4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	7
DETERMINATION OF OFFERING PRICE	7
SELLING STOCKHOLDERS	7
DESCRIPTION OF SECURITIES	10
INTERESTS OF NAMED EXPERTS AND COUNSEL	12
DESCRIPTION OF BUSINESS	12
DESCRIPTION OF PROPERTY	17
LEGAL PROCEEDINGS	17
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	18
OFF-BALANCE SHEET ARRANGEMENTS	18
EXECUTIVE COMPENSATION	19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	20
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	21
LEGAL PROCEEDINGS WHERE YOU CAN FIND ADDITIONAL INFORMATION	21
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	22
FINANCIAL STATEMENTS	23

SUMMARY OF OUR OFFERING
Prospectus Summary

This summary highlights selected information about Medifirst Solutions, Inc. The summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors.”

Our Business

Medifirst Solutions, Inc. (the "Company") was incorporated in Nevada in November 2010.   We are in the development stage and have a diverse product line including both consumer products and digital media. We  intend to launch "Florida Health Community" as an on-line healthcare directory and social media site geared towards both professionals and consumers.  We also intend to produce a tabloid size newsletter with healthcare industry related news and events.  We  hold the trademark to,  and will sell,  the Miracle-cig TM, an electronic cigarette that is tobacco free and that emits a fine water mist in place of smoke.  Lastly, we  will offer print and digital marketing and advertising services to its client base of medical professionals as well as solicit new business in other business sectors.

Our principal executive offices are located at 4400 North Federal Highway, Suite 54, Boca Raton, Florida 33431 and our telephone number is: (561) 558-6872.

Our Financial Situation

Since our inception, we have incurred only losses and have had limited revenues. Specifically, for the years ended December 31, 2011 and 2010 we incurred losses of $36,788 and $4.457, respectively.  Since inception the Company has generated limited revenues of approximately $33,000 through December 31, 2011.  Additionally, at December 31, 2011, the Company had total assets of approximately $38,000 of which approximately $33,000 was in the form of cash.  The Company currently has  operational expenses of approximately $1,500 per month, Once  we secure the necessary funding and become fully operational, we anticipate that  our operational expenses will increase to approximately $4,000 per month.  At  that rate the current cash available would last just over three months.  Based on these facts our auditors have indicated that there is substantial doubt regarding our ability to continue as a going concern. The opinion issued by our auditors reflects uncertainty regarding whether we have sufficient working capital available as of   December 31, 2011 to enable the Company to continue operating as a going concern.

We  may need to raise additional  working capital  through the offering of debt or equity securities and to increase revenues from consulting in order to cover our monthly operational expenses

We will not be able to complete the development of our business plan or commence operations without additional financing. We have no history of operating profits, we have limited funds and we will continue to incur operating losses in the foreseeable future.

If we cannot operate profitably, we may have to suspend or cease operations. Our current funds will not sustain the Company’s operations for the next year. In order to become profitable, we will need to generate revenues to offset our cost of sales and marketing, and general and administrative expenses. If we do not become profitable, we will need to raise additional capital to sustain our operations. However, we may be unable to secure additional financing on terms acceptable to us and we may not even be able to obtain any financing at all. If our losses continue and we are unable to secure sufficient additional financing and management is unable to continue funding us, we may ultimately fail and any investment would be lost in its entirety. As of  December 31, 2011, the aggregate t price of our common stock at the assumed sale price of    $0.10 per share was $ 652,175 and our stockholder equity was $15,883. Because it is based on an assumed sale price, the aggregate market price is not a historical market price as of a specific date.

Our Offering

This Prospectus relates to the sale of a total of 8,521,750 shares of our Common Stock. Upon the effective date of this registration statement, up to 6,521,750 shares may be sold by the Selling Stockholders as set forth under the caption “Selling Stockholders” . The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders . In the event we issue any of the additional 2,000,000 shares of common stock in connection with possible acquisitions or business combination transactions, we will not receive any proceeds from such transactions.   However, should we complete an acquisition or business combination, we would receive consideration for our stock in the form of the assets or businesses acquired . As of the date of this Prospectus , there are no pending acquisitions or business combinations under consideration by us. We will bear all expenses of the registration incurred in connection with this Prospectus , but all selling and other related expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders .

Summary of Selected Financial Information

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements and the related notes thereto as well as the “Management’s Discussion and Plan of Operation” included elsewhere in this Prospectus .

Financial Data Summary

Balance Sheet Data

ASSETS	December 31, 2010	December 31, 2011
Cash	$30,631	$33,409
Equipment (net)	$-	$5,606
Total Assets	$30,631	$39,280

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total Current Liabilities	$4,133	$23,397

STOCKHOLDERS’ EQUITY

Common Stock: $.0001 par value, 200,000,000 shares authorized 1,660,750 and 6,521,750 shares issued and outstanding, respectively	166	652
Additional paid-in-capital	30,789	56,476
Accumulated Deficit	(4,457)	(41,245)

Total stockholders’ equity	26,498	15,883

Total liabilities and stockholders’ equity	$30,631	$54,472

Statements of Operations Data

	Inception on November 8, 2010 to December 31, 2011	December 31, 2011
Gross Income	$0	$42,366

Operating Expenses	$4,457	$79,095

Earnings (Loss)	(4,457)	(36,788)

Weighted average number of shares of Common Stock outstanding	1,163,736	5,304,599

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments. Prospective investors should carefully consider the following risk factors. These risk factors, individually or occurring together, would likely have a substantially negative effect on our business and would likely cause it to fail.

RISKS RELATING TO OUR BUSINESS

We are a development stage company and we have no operating history upon which you can base an investment decision.

 We were organized on November 8, 2010, and we have no operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditor’s report on our December 31, 2011 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business. Because our management may be unable or unwilling to loan or advance any capital, we believe that if we do not raise at least $25,000 from our continuing private placement, we may be required to suspend or cease the implementation of our business plans within  six months. Since there are no refunds on sold shares, you may be investing in a company that will not have the funds necessary to continue to deploy its business strategies. See “December 31, 2011 Audited Financial Statements - Report of Independent Registered Public Accounting Firm.” We have begun selling our products and services which has generated revenue. If  we are unable to develop sufficient additional customers for our  products and services,  we  will not generate enough revenue to sustain our business,  and resulting in business failure.

We will need an additional $25,000 in working capital to fund our product development and operations, and if we are unable to obtain funding when needed, our business would fail.

We need an additional $25,000 in working capital to complete our product inventory requirements, and to deliver our product to our customers at their location.  We will be required to fund operations through the sale of equity shares and will not be able to continue as a going concern if we are unsuccessful in selling such shares.  Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing Common Stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

If we are unable to continue, establish and maintain relationships with our targeted audience, we would not be able to continue our operations.

There is intense competition for these relationships and we may not be able to attract and retain retailers’ or customers’ interest in light of competitors with larger budgets and pre-existing relationships. If we cannot successfully secure these relationships, our business would fail and any investment made into the Company would be lost in its entirety.

We face the potential for competition from better financed competitors

It is very likely we will face competition from better finance companies that can make and market a product virtually identical to the Miracle-cig. A better financed company would have the ability to manufacture and more aggressively market and sell its product at a lower price

Our success is dependent on our officer and director to properly manage the Company and the loss or unavailability his services could cause the business to fail.

We are heavily dependent on the personal efforts and abilities of our officer and director.  he has  and  will continue to expect to be able to commit full time to the development of  our business plan in the next twelve months. The loss or unavailability of his services would have a materially adverse effect on our business prospects and potential earning capacity. We do not currently carry any insurance to compensate for any such loss.

As a result of becoming a reporting company, our expenses will increase significantly.

As a result of becoming a reporting issuer under the federal securities laws and the rules and regulation of the U.S. Securities & Exchange Commission thereunder, our ongoing annual expenses are expected to increase by approximately $40,000 including increased legal, accounting expenses. These increased expenses may negatively impact our ability to become profitable.

We may have difficulty establishing and maintaining adequate and effective internal controls required by the Sarbanes-Oxley Act of 2002.

As a  result of becoming a reporting issuer under the federal securities laws and the rules and regulations of the U.S. Securities & Exchange Commission thereunder, we will be required to establish and maintain a system of internal controls and procedures. Because Bruce Schoengood is presently  and for the foreseeable future, our sole executive officer and director, our internal controls and procedures  may not be effective to assure timely and adequate disclosures.

Changing and unpredictable market conditions may impact the demand for our products and services

There can be no guarantee that there will be a demand for our products or services. There are several other companies currently marketing similar products and services and if these companies are successful in developing products or services such as ours, our products and services may become obsolete and undesirable. In such case, our products and services no long be saleable to our prospective customers

We   have no agreement with the manufacturer and will rely on others for production of our products; any interruptions of these arrangements would disrupt our ability to fill customers’ orders and have a material impact on our ability to operate.
We purchase the Miracle-cig is purchased directly from the manufacturer in China. The manufacturer does not require that there be a production or distribution agreement. The manufacturer does not require that we enter into a manufacturing agreement or a distribution agreement. We are only required to send the manufacturer a purchase order with an advance payment. We currently do not have any manufacturing or distribution agreements with any other manufacturer. Any increase in labor, equipment, or other production costs by our contractors could adversely affect our cost of sales. The manufacture of our product by third parties might result in unforeseen manufacturing and operations problems. If we are unable to meet manufacturing commitments, it will adversely affect our ability to fill customer orders in accordance with required delivery, quality, and performance requirements. If this were to occur, the resulting decline in revenue would harm  our business. In addition, the absence of a manufacturing agreement, it is possible that our manufacturer could make and sell a product identical or virtually identical to our for our competitors.

Any significant increase in the cost or disruption in supply of the materials and components used to manufacture our products would have a material adverse effect on our cost of sales.

Our products’ creation depends on a readily available supply of parts and materials as well as created written material, website programming and graphic design.  Should these components become unavailable or, if their price rises to levels making it impossible to manufacture our product for sale at reasonable costs, our business could suffer and become unsustainable.

The use of electronic cigarettes may pose health risks as great as, or greater than, regular tobacco products

According to the U.S. Food & Drug Administration (“FDA”), electronic cigarettes may contain ingredients that are known to be toxic to humans and may contain other ingredients that may not be safe. Additionally, electronic cigarettes may be attractive to young people and may lead them to try other tobacco products, including conventional cigarettes which are known to cause disease. Because clinical studies about the safety and efficacy of electronic cigarettes have not been submitted to the FDA, consumers currently have no way of knowing whether electronic cigarettes are safe before their intended use; what types or concentrations of potentially harmful chemicals are found in these products; or how much nicotine is being inhaled. In February 2012, it was reported in Florida that an electronic cigarette exploded in a smoker’s mouth causing serious injury. Although there does not appear to be similar incidences elsewhere nor are there specific details concerning the Florida incident, there is a risk that an electronic cigarette can cause bodily injury and the publicity from such instances of injury could dramatically slow the growth of the market for electronic cigarettes.

Electronic cigarettes may become subject to regulation by the FDA.

The FDA did not appeal the decision of the U.S. Court of Appeals for the D.C. Circuit in Sottera, Inc. v. Food & Drug Administration (2010) which held that e-cigarettes and other nicotine-containing products are not drugs or devices unless they are marketed for therapeutic purposes, but other nicotine-containing products can be regulated as “tobacco products” under the Food, Drug and Cosmetic Act. Consequently, the FDA may choose to develop regulations governing the manufacture, marketing and sale e-cigarettes.

There are risks associated with the use of social media to obtain medical information.

There are risks associated with the use of social media as a means of communicating medical information. Medical information or the medical experiences of others communicated through the use of social media may be inaccurate and misleading and, if relied upon in making decisions on medical treatment, may cause   inaccurate diagnosis, treatments and serious health problems if the medical condition is not properly identified and treated by a medical professional. We do not carry a liability insurance for such a contingency In many instances such medical information may be communicated by non-medical professionals and should not be relied upon. Although members of Florida Health Community will be free to discuss any subject or topic with any other members on the website, members will be instructed , advised  and warned to consult  their healthcare professional before acting on any advice or information communicated on the website.

Information posted by medical professionals on the Florida Health Community website may not be accurate or updated in a timely manner.

Although the medical professionals are allowed to directly provide the information relating to their website listing, there is a risk that there may be errors, misinformation or incomplete date in such listings. This can cause not only inconvenience to members but also the inability to contact or locate the medical professional or medical services being sought. In rare cases, this may contribute to delays or the inability to obtain timely medical treatment.

RISKS RELATED TO OUR COMMON STOCK

We are controlled by our sole current officer, director and principal stockholder.

Our current sole officer, sole director and  principle  founding stockholder, Bruce Schoengood, beneficially owns approximately 58% of the outstanding shares of our Common Stock. So long as this control is concentrated in the hands of Mr. Schoengood, he will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval. This controlling interest may have a negative impact on the market price of our Common Stock by discouraging third-party investors. In addition, such control by Mr. Schoengood will allow him to establish his own compensation and other benefits and perquisites  in an amount and manner that would have an negative impact on our net income which in turn could negatively impact the market price, if any, of our Common Stock.

If you purchase shares in this offering, you will experience immediate and substantial dilution.

The offering price of Common Stock has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of our Common Stock or our other securities.

There is currently no market for our Common Stock, but if a market for our Common Stock does develop, our stock price may be volatile.

There is currently no market for our Common Stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of our Common Stock will be subject to wide fluctuations in response to several factors including:

While  we  intend to apply for listing on the OTC  Markets QB (OTCQB), we may not be approved, and even if approved, we may not be approved for trading on the OTCQB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term.

We can provide no assurance that our Common Stock will be traded on any exchange or electronic quotation service. While we expect to apply to the OTC Markets QB, we may not be approved to trade on the OTCQB, and we may not meet the requirements for listing on the OTCQB.  If we do not meet the requirements of the OTCQB, our stock may then be traded on the “Pink Sheets,” and the market for resale of our shares would decrease dramatically, if not be eliminated.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares.

We anticipate that our Common Stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our Common Stock. As long as the Common Stock is subject to the penny stock rules, holders of our Common Stock may find it more difficult to sell their shares.

Future sales of the company’s Common Stock by the Selling Stockholders could cause our stock price to decline and we cannot predict the effect, if any, that market sales of shares of the Company’s Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the Selling Stockholders named herein of our Common Stock in the public market, or the perception that sales by the Selling Stockholders may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company’s management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could,” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in “Risk Factors” and elsewhere in this Prospectus .

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the Selling Stockholders . In the event we issue any of the additional 2,000,000 shares of common stock in connection with possible acquisitions or business combination transactions, we will not receive any proceeds from such transactions. As of the date of this Prospectus , there are no pending acquisitions or business combinations under consideration by us.

DETERMINATION OF OFFERING PRICE

The per share offering price of our Common Stock being sold under this Prospectus has been arbitrarily set based on the highest price at which our Common Stock was sold privately to some of the selling shareholders and does not represent a bona fide price per share and does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. This will prohibit some selling shareholders from realizing any profit on sales of our Common Stock unless and until there is an active market for our Common Stock.

SELLING STOCKHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this Prospectus . The owners of the shares to be sold by means of this Prospectus are referred to as the “Selling Stockholders” .  Each Selling Stockholder purchased the securities registered hereunder in the ordinary course of business of the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In competing sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the Selling Stockholder can presently estimate the amount of such compensation.

The Selling Stockholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any Selling Stockholder enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this Prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this Prospectus as needed. We will also file the agreement between the Selling Stockholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the Selling Stockholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. We have advised each Selling Stockholder that in the event of a “distribution” of the shares owned by the Selling Stockholder, such Selling Stockholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the Selling Stockholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our Common Stock by the Selling Stockholders . The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders.

Any shares of Common Stock covered by this Prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this Prospectus . The shares of our Common Stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our Common Stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the Common Stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Common Stock by Selling Stockholders . The foregoing may affect the marketability of the Common Stock offered hereby. There can be no assurance that any Selling Stockholders will sell any or all of the Common Stock pursuant to this Prospectus .

We will pay all expenses of preparing and reproducing this Prospectus with respect to the offer and sale of the shares of Common Stock registered for sale under this Prospectus , including expenses or compliance with state securities laws and filing fees with the SEC. We expect such expenses related to the issuance and distribution of the shares of Common Stock offered by us and the Selling Stockholders to be approximately $12,000.

The Company is registering for offer and sale by the holders thereof 6,521,750 of Common Stock held by such shareholders. All the Selling Stockholders’ shares registered hereby will become tradable on the effective date of the registration statement of which this Prospectus is a part.  None of the Selling Stockholders is a broker-dealer nor affiliated with a broker-dealer The number of shares beneficially owned by each selling stockholder is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules, beneficial ownership includes any shares as to which the individual has sole or share voting power or investment power. Each selling stockholder has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

The following table sets forth ownership of the shares held by each person who is a Selling Stockholder.

Name	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Tom Zanardi (2)	56,250	*	56,250	-0-	0
Ronald Lee Rubin	35,000	*	35,000	-0-	0
Brad Till	50,000	*	50,000	-0-	0
Bradley Schoengood	317,000	4.9	317,000	-0-	0
Sam Danzis	187,500	2.9	187,500	-0-	0
Miriam Corn	315,000	4.9	315,000	-0-	0
Robert Convissar	300,000	4.6	300,000	-0-	0
Craig Roberts	250,000	3.8	250,000	-0-	0
Raymond Kripaitis, Jr. (3)	253,750	3.9	253,750	-0-	0
Jorge Vega	300,000	4.6	300,000	-0-	0
Richard P. Greene	75,000	1.1	75,000	-0-	0
Dominique MacLean	12,500	*	12,500	-0-	0
Joan Kelly (4)	30,000	*	30,000	-0-	0
John T Mallen	25,000	*	25,000	-0-	0
Paul Gerstel	6,250	*	6,250	-0-	0

Patricia Gerstal	6,250	*	6,250	-0-	0
Bruce Gerstel	25,000	*	25,000	-0-	0
Alexander J. Guerriina	6,250	*	6,250	-0-	0
Anthony L. Nastasi	6,250	*	6,250	-0-	0
Louis E. Nastasi	18,750	*	18,750	-0-	0
Thomas R. Eagle	6,250	*	6,250	-0-	0
Francesco T. Nastasi	6,250	*	6,250	-0-	0
Ben Siciensky	25,000	*	25,000	-0-	0
Louis Bongiovanni	6,250	*	6,250	-0-	0
William F. Sturgis	6,250	*	6,250	-0-	0
Nelson Weisberg	125,000	1.9	125,000	-0-	0
Evan Titelbaum	125,000	1.9	125,000	-0-	0
Samamtha Kripaitis	3,750	*	3,750	-0-	0
Richard Kripaitis	3,750	*	3,750	-0-	0
Raymond R. Kripaitis Sr. (5)	18,750	*	18,750	-0-	0
Regina L. Greene	3,000	*	3,000	-0-	0
Kathryn N. Greene	3,000	*	3,000	-0-	0
Richard P. Greene Jr	20,000	*	20,000	-0-	0
Barbara Sternfeld	25,000	*	25,000	-0-	0
Ann Marie Schmidt	6,250	*	6,250	-0-	0
Paul Fondacaro	6,250	*	6,250	-0-	0
Matt Palumbo	6,250	*	6,250	-0-	0
Christina Zanardi	6,250	*	6,250	-0-	0
Brian Silver	6,250	*	6,250	-0-	*
Thomas Mullen	12,500	*	12,500	-0-	*
Bruce Schoengood (6)	3,825,000	59	1,000,000	2,825,000	43

TOTAL	6,521,750		6,521,750	2,825,000

*	Less than one percent (1%).

(1) Based on   6,521,750 shares  issued and outstanding.
(2) includes 6,250 shares held by Geroloma Zanardi and 6,250 held by Christina Zanardi.
(3) includes 3,750 shares held by Darren Kripaitis
(4) includes 5.000 shares held by Kieran Kelly
(5) includes 12,500 shares held by Ann Marie Kripaitis
(6) Mr. Bruce Schoengood is a statutory underwriter and not a “deemed underwriter” under the Securities Act of 1933, as amended.

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity and liquidity of our Common Stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our Common Stock, reducing a stockholder's ability to resell shares of our Common Stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

DESCRIPTION OF SECURITIES

We have 6,521,750 shares of our Common Stock issued and outstanding as of the date hereof. There is currently no public market for our Common Stock and there can be no guarantee that any such market will ever develop.

Common Stock

The Company is authorized to issue up to 200,000,000 shares of Common Stock, par value $.0001. Holders of our Common Stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the Common Stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of Common Stock, pro rata based on the number of shares of Common Stock held by each.

Holders of Common Stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, when issued, fully paid and non-assessable.

Preemptive Rights

No holder of our securities has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of our Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of Medifirst Solutions’ directors.

Preferred Stock

The Company has authorized 1,000,000 shares of Preferred Stock value $.0001. Each share shall 100 votes per share on corporate matters. As of the date of this Prospectus , there are no shares of Preferred Stock issued and outstanding.

Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by the Nevada Business Corporation Act, our Articles of Incorporation, as amended from time to time, and our Bylaws. Certain provisions of the Nevada Business Corporation Act may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for Common Stock and in so doing may diminish the market value of the Common Stock.

One of the effects of the existence of authorized but unissued shares of our Common Stock  and/ or Preferred Stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of our Common Stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our Bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Dividend Policy

The payment of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Transfer Agent

Our transfer agent is ClearTrust, LLC, 16540 Pointe Village Drive, Suite 201, Lutz, Florida 33558, telephone 813-235-4490; Fax: (813) 388-4549.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law office of  Robert C. Laskowski, Portland, Oregon, has provided an opinion of counsel on the validity of  the  issuance of  our Common Stock.

The financial statements included in this Prospectus and in the Registration Statement have been audited by David A. Aronson, CPA, P.A., 1000 NE 176 Street, North Miami, FL 33162 to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Background

 We are a development stage company organized under the laws of the state of Nevada on November 8, 2010.

Medifirst Solutions, Inc. has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. To date, we have not made any significant purchase or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. We are not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have a specific business plan or purpose as described in this Prospectus .

Since our inception, we have been engaged in business planning activities, including researching the industry, identifying target markets for our products, developing our Medifirst Solutions, Inc. models and financial forecasts, performing due diligence regarding potential geographic locations most suitable for establishing our offices and identifying future sources of capital.

Currently, we have one officer and director who has assumed responsibility for all planning, development and operational duties, and will continue to do so throughout the beginning stages of the Company. Other than the Officer/Director, there are no employees at the present time. We do anticipate hiring employees when the need arises.

 We currently have no intention to engage in a merger or acquisition with an unidentified company. We may pursue strategic acquisitions that complement our current business model within the medical alert industry which may allow us to expand our activities and capabilities and advance our production.

 Our fiscal year end is December 31.

Our Business

We both sell our own private label products as well as develop new products to bring to market. Our business model is to both penetrate the consumer market with new products as well as develop additional new products and services for our clients. We will also offer creative services to our clients which may include product design, marketing, contract publishing, production and distribution.

At the present time, our initial products are the Miracle-cig and  Florida Health Community website and newsletter.

Miracle-cig TM Electronic Cigarette

Miracle-cig is a disposable electronic cigarette which we intend to sell online at www.miraclecig.com. We intend to offer the Miracle-cig through retail outlets and convenience stores throughout the United States. However, we cannot offer any assurances that we will be successful in placing the Miracle-cig in retail outlets or convenience stores. A trademark  application for “Miracle-cig” has been filed with the United States Patent and Trademark Office. We plan to increase our product line and launch another line of electronic cigarettes to be marketed to different consumer market. The Miracle-cig has a generic marketing approach that is not geared to a particular consumer demographic. We intend to add an electronic cigarette that is packaged and marketed to consumers 21 to 25 years old. The packaging will have a more urban and sleek look and we hope to launch it in 2013. We anticipate launching this line through the internet website sales and will need a launch budget of  approximately $15,000 for trademark, inventory, website and online promotion.

With one e-cigarette equaling almost an entire pack of cigarettes, the cost savings to a smoker can be substantial. The Miracle-cig will be sold at a suggested retail price of $9.95 per unit. We purchase the Miracle-cig directly from the manufacturer in China. The manufacturer does not require that we enter into a manufacturing agreement or a distribution agreement. We are only required to send the manufacturer a purchase order with an advance payment. We currently do not have any manufacturing or distribution agreements with any other manufacturer.

Electronic-cigarettes look, feel and smoke just like a real cigarette, without the harmful substances found in real cigarettes. It is battery operated cigarette alternative and produces no fire and is safe to use just about anywhere. There is no smoke, no ash and no second-hand smoke. The cigarette produces a clean, virtually odorless water vapor with a nicotine or non-nicotine delivery system. An e-cigarette is a cigarette-sized tube with a colored LED light on the end, containing a battery and an atomizer cartridge that holds the liquid. When the user draws in, a pressure-activated switch turns on a mini heating element and produces a vapor that looks like smoke.

We believe that the e-cigarette is a cost effective  alternative to real cigarettes.

Industry Background

FDA Regulation

The  United States Food and Drug Administration (“FDA”) has announced that it will regulate smokeless electronic cigarettes as tobacco products and would not try to regulate them under stricter rules for drug-delivery devices.

The American Association of Public Health Physicians (“AAPHP”) has come out in support of electronic cigarettes, saying “A cigarette smoker can reduce his or her risk of future tobacco-related death by 98% or better by switching to a low risk smokeless tobacco product. He or she could cut that risk by 99.9% or better by switching to a nicotine-only delivery product like one of the pharmaceutical products or e-cigarettes. Experience suggests that e-cigarettes may be more acceptable to smokers than the currently available pharmaceutical alternatives. A smoker can secure almost all the health benefits of quitting if he or she transitions to an e-cigarette.” The AAPHP  has recommended that the FDA reclassify the electronic cigarette as a tobacco product, as opposed to a drug/device combination, and believes that the effects of second-hand smoke will be significantly decreased using electronic cigarettes

The Market

The Wall Street Journal recently estimated annual industry revenue to be around $100 million. An estimated 46 million American adults currently smoke cigarettes and 76% say they want to stop smoking. The Miracle-cig is an affordable alternative for tobacco and smokers that will appeal to people who want to quit smoking regular cigarettes and those looking for a smoke substitute to be used in places tobacco and smoke is not allowed. The e-cig is not sold as a quit smoking product. Although many smokers find it very helpful to quitting, that is a determination they have to make and decide. The e-cig does not have second-hand smoke. The e-cig will appeal to both males and females who are of legal smoking age.

Market Strategy

Our strategic marketing plan is based on utilizing internet sales, search engine optimization (SEO); affiliate marketing, Google keywords that will be promoted via web and print and direct sales to organizations.  However, we cannot offer any assurances that we will be successful in placing the Miracle-cig in retail outlets or convenience stores

Search Engine Optimization

Search engine optimization (SEO) is the process of improving the visibility of a website or a web page in search engines via the "natural" or un-paid ("organic" or "algorithmic") search results. In general, the earlier, or higher ranked on the search results page, and more frequently a site appears in the search results list, the more visitors it will receive from the search engine's users. SEO may target different kinds of search, including image search, local search, video search, academic search, news search and industry-specific vertical search engines.

Affiliate Marketing

Affiliate marketing—using one website to drive traffic to another—is a form of online marketing. While search engines, e-mail, and website syndication capture much of the attention of online retailers, affiliate marketing continues to play a significant role in e-retailers' marketing strategies. An affiliate typically will get a commission on the sales that are made from the customers  referred to  a company.

Google Keywords

This is a paid promotional tool offered by Google that allows  a company listing and link to be top-listed and highlighted on Google searches. The company decides on words, known as keywords, that are used to search on Google and they pay Google a fee when a person clicks on the link after performing  a search using that word. In the case of Miracle–cig, we  intend buy keywords for the term “electronic cigarettes” and “e-cigs”.

Convenience Stores

Until recently, e-cigs have been sold through traditional tobacco stores that normally expect a “keystone” or 100% markup on items other than cigarettes. Though it is hard to determine the exact number of e-cig users in the U.S., the National Vapors Club (NVC) estimated that about a million people used e-cigs last year, so it certainly is a growing segment, and the product offers convenient stores an excellent alternative to cigarettes with lower taxes and much higher margins. NVC is a consumer-based organization run and sponsored by e-cigarette users. None of NVC’s board members receives income from the e-cigarette industry. NVC encourages responsible self-regulation by e-cigarette retailers until the federal government develops regulatory standards for this consumer product.

Convenience stores have begun to sell electronic cigarettes .Many other retailers have begun to carry them as well. There are no tobacco taxes on the e-cigs because there is no tobacco in the product, which can make it a very affordable alternative to cigarettes in high tax areas, leading to even more sales.

However, there can be no assurances that we will be successful in placing the Miracle-cig in retail outlets and convenience stores

Competition

The internet marketplace for electronic cigarettes is very competitive with many brands being offered. Green Smoke, NJOY. Eco and Blu are examples of the major  competitive brands which use the internet and search engines such as Google placement and Google Keywords to web search page  placement.

All electronic cigarettes work in the same way. Consequently, competition is based on brand development and recognition and price.   We have filed a trademark  application for “Miracle-cig”  with the United States Patent and Trademark Office as part of our effort to develop strong brand recognition. The suggested retail price for the Miracle-cig will be $9.95 which is the average price for a disposable electronic cigarette. Below are links to four competitors and their disposable lines.

Competitive disposables:
http://www.greensmoke.com/
http://www.njoy.com/products/Non-Rechargeable-3-Pack.html
http://www.blucigs.com/store/disposables
http://www.eco-cigs.com/Ecig/Disposable-E-Cigarettes.html

Florida Health Community.Com

Florida Health Community.com (“FHC”) is a website currently under construction. When the website is live, it will offer several digital and print products about healthcare and fitness news and information. FHC will bring home healthcare, medical professionals and services right to the fingertips of Florida residents. The FHC website (www.floridahealthcommunity.com) is both an informational and social media network designed for both medical professionals and the people who seek their services. The FHC Newsletter will be is a full color and printed tabloid that will have news, updates and physician profiles. We anticipate the website will be live by the middle of May 2012. The costs of developing the website have already been incurred and paid for.

Florida Health Community Website

Medical Directory

FHC will offer a comprehensive Medical Directory that will allow members to search specific Florida counties for doctors and medical specialists of all kinds. A member will be able to find listings for a family doctor, internist, pediatrician, orthopedic, dentists and many other medical professionals. Each physician listing will have a full description of the physician’s practice, including credentials, professional history and insurance details. All information in a particular listing will be provided directly from the doctor who will have access to login to both update their information and correspond with members.

An prospective member register, free of charge, as a patient/member or a medical professional. A  non-medical member will set up a login and password and have the opportunity to create a profile page, load a photograph and add information about themselves. After registration, a members can  utilize all the functions of the website. Members can blog, chat, join a forum and  send private message other members, search the Online Medical and Professional Director or  type in the city and  the type of physician  or  medical specialist  needed and obtain  the listings that meets those specifications.

Medical professionals can join and add their practice to the Directory. Doctors will have simple fields to complete to enter details about their practice such as Primary Location, Board Certification, Specialty and Expertise, Hospital Affiliations, Education and Insurance Accepted. Once a professional enters the requested information, an email will be sent to the doctor with the proposed listing review and approval.  For a premium placement and an online video tour of their office, the doctor will be able to upgrade to a premium placement package.  The monthly charge  for a   premium listing with be $49.00.

All FHC members will be advised  in a prominent disclaimer posted on the website to contact the medical professional they are seeking directly to verify that the information posted by that medical professional is pertinent to the members medical needs. Although, members will be free to discuss any subject or topic with other members, we will advise members check with their healthcare professional before acting on any medical advice from any other person, whether a medical professional or not.

FHC Newsletter

This proposed oversized, full color newsletter is still in the development stage.  It will be published online four  (4) times a year. It will be available in electronic format free of charge, and online to all FHC members  to read and download. Doctors who purchase our premium placement package will receive a free listing in the Newsletter. The newsletter will feature current healthcare and medical news and updates as well as related events in the community. It will contain informative articles on a wide range of health care matters. It will contain a medical directory and profile several physicians and healthcare professionals.  We believe the newsletter will be an important  means of promoting the FHC website.

Florida Health Community Advertising Agency

FHC will also provide website, publishing, marketing, print and video production services for hire to the doctors who have become members of FHC,  as well as potential non-FHC clients who wish to use our creative services . Utilizing the skills and expertise needed to create our products, we plan to offer  extended services to the medical and healthcare community and our non-FHC clients. FHC and Miracle-cig  will use freelance writers and independent contractors for  website design and programming, video production, print marketing and promotional materials. We believe that FHC will have the ability to extend creative  these services, using its stable of  freelancers, for its own medical clients by farming out the work. FHC will act as a consultant and will pitch, negotiate and track the work and services. Many of the FHC clients are in need of a business website, various promotional materials such as brochures, company logo, video promotions and editorial services.

At the present time, our anticipated   team of freelancer writers and independent contractors include:

Internet Development Co. in Boca Raton for floridahealthcommunity.com
Adsketch Design in Delray beach for miraclecig.com
Sergio Calderon in Boca Raton for video production
JAB films for in NJ for editing and video production
Jeff Gherman Design in NY for print design

At the present time, however, we do not have any written agreements with any freelance writers or other independent contractors and no assurances can be given that  we will in fact be able to enter into any such agreements.

Revenue

The website expects to generate revenue  from doctors and various medical services that will pay for premium placement including a video tour of their offices or facility that will be part of their online listing. The website will also accept banner advertising. We will offer several different advertising packages, silver, gold and platinum which will include ad placement in the website and newsletter. The newsletter will include advertisements as well.  Additional revenue  is expected  to come  from our create service offered as part of the FHC advertising agency.

The Market

Florida has over 35,000 licensed physicians, 10,000 dentists and thousands of alternative healthcare professionals. To get new patients and increase business doctors and healthcare owners need to increase their visibility through advertising and promotion. Through the FHC website, not only will the healthcare professionals have a listing they can get referrals through the social media component of the site. The medical profession is increasingly relying on the internet to get more patients as more people are using the internet to research and find healthcare professionals.  Although all doctors get new patients from word-of-mouth referrals, and some get free magazine write-ups, many doctors advertise to generate new patients. Doctors specializing in plastic surgery and cosmetic procedures, dentists,  orthodontists, medical clinics, radiology, family practice and OBGYN often advertise to get new patients. There is no evidence that medical professionals who advertise offer less quality services than others who do not.

Market Strategy

Miraclecig.com

The Miracle-cig will be launched as an internet product. The Company’s strategic marketing plan is based promoting the miraclecig.com website online on utilizing search engine optimization (SEO); affiliate marketing and Google keywords.

The marketing strategy we intend to employ will consist of the following:

Organic SEO – Creating social media pages related to the product linking back to the site, driving traffic and brand awareness.  Posting on others blogs, paid internet articles, quit smoking forums, and other cigarette related websites.

Search Engine Marketing – Pay per click or pay per impression advertising with flash or other graphic banners containing the product Targeted ad banners for quit smoking sites and forums.
Referral – Find owners of ‘quit smoking’ websites, blogs, or forums and partner with them to advertise the product on their site through a special ‘partner program percentage for sales.’
Blogs– Create three to five blogs, each in a different language,  by ‘users of the product’ exclaiming how helpful it has been for them and how it has changed their lives by using examples of convenience where smoking is now prohibited.  Create Facebook group with controlled users talking about the same.  In addition create other groups and blogs opposing bans on smoking in certain area’s to drive organic traffic to the replace the  blogs.

We intend to use these blogs to display e-cig ads free and to encourage others interested in selling the product via the partner program.  Find random forums, blogs, or websites trafficked by a large demographic of smokers and attempt to create posts that link back from those sites.

Florida Health Community
The marketing strategy we intend to employ will consist of the following:
Online

Organic SEO – Creating social media pages related to the product linking back to the site, driving traffic and brand awareness.  Posting on others blogs, internet articles, health related forums, and other related websites.

Search Engine Marketing – Pay per click or pay per impression advertising with flash or other graphic banners containing the product.  Targeted ad banners for health related sites and forums.

Referral – Find owners of ‘health related’ websites, blogs, or forums and partner with them to advertise our network on their site.

Satellite Blogs – Create 3 to 5 blogs (each in English and Spanish) by users of the site explaining the functionality of the FHC site.

Additional – Create Facebook and other social networking groups with users discussing information relevant to the overall message of the campaign. In addition create other groups and blogs specifically for heavily researched medical conditions to drive organic traffic.

Physician referral
We intend to encourage Florida- based  doctors, medical professionals and fitness experts to promote our website to other  medical professionals and the general public.
Media

We intend to launch a public relations campaign to all the Florida print and electronic media outlets to encourage magazine, newspaper, radio, TV and blog coverage.

Competition

There are many online websites and have a medical directory integrated in their site. They are all competing for people to point and click on their site. Many like webmd.com or zocdoc.com asks you pick a state to begin the search. Others which are national, are part of either government programs such as Medicare or private insurance companies such Blue Cross Blue Shield (provider.bcbs.com). There are online phonebooks such as superpages.com  and state websites such as Florida doctors.com that will compete directly with Florida Health Community. What sets FHC apart is our integration of social media to give the users a much more comprehensive online experience.

Our major competitor is Pinellas Health Care News that offers a 12 page oversized newsletter which is distributed via mail. Considering  Florida’s size and demographics, we believe there is room for the FHC Newsletter content to find its own niche and to sustain sales and revenue.

Our Employees

At the present time, we do not have any employees other than Bruce Schoengood as our Chief Executive Officer.

INFORMATION TO BE PROVIDED IN THE EVENT OF ANY ACQUSITIONS OR BUSINESS COMBINATION TRANSACTIONS

In the event we issue any of the additional 2,000,000 shares of our common stock referred to in this Prospectus in connection with possible acquisitions or business combination transactions, we will provide additional information concerning such acquisitions or business combination transactions in a post-effective amendment to this Prospectus prior to the issuance of any such additional shares.

Such additional information would include the same information about the company or business being acquired that would have been disclosed in a registration statement for such other company or business.

DESCRIPTION OF PROPERTY

 Our corporate and administrative office is located at 4400 North Federal Highway, Suite 54, Boca Raton, Florida 33431 and our telephone number is (561) 558-6872. This office space is leased through April 30, 2012 at a monthly cost of approximately$300.00. There are currently no proposed programs for the renovation, improvement or development of the facilities currently used. We intend to renew the current lease prior to its termination.

We do not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not currently a party to any legal or administrative proceedings. Our current sole officer and director has not been convicted in a criminal proceeding nor has he been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this Prospectus .

Plan of Operation

We are a development stage company, incorporated on November 8, 2010 and have recently begun selling our product and services and generating revenue from our business operations. See “Description of Business” contained herein.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve (12) months. Our auditors’ opinion is based on the uncertainty of our ability to establish profitable operations. The opinion results from the fact that we have not generated any minimumrevenues.  Accordingly, we must raise cash from outside or from sources operations. Our only other source for cash at this time is investments by others in our Company.

Our sole officer and director is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

Since incorporation, the Company has financed its operations through the private placement  of  our common stock to selected investors. As of December 31, 2011, we had $33,409 cash on hand.  From inception to December 31, 2011 we had total expenses of $83,552 which were related to start-up costs.

Our intended plan of operations is to generate revenue from our three diverse divisions. Not having all our eggs in one basket, we feel, will help provide more diverse opportunities to generate revenue. The FHC advertising agency division is driven by service and consulting and with little overhead, therefore it is a profit generator.  For example, a client can be billed for providing industry oversight, expertise and information and the same client can request a video for their business which we outsource and mark up for profit.  We performed print related consulting services for a Florida based client, ICP, Inc., and billed them $33,300.  The client has asked us to quote upcoming work but we currently are not under contract for further service. Funding for this division is minimum and we our target for sales are $100,000 annual to start with 20% yearly growth.

The Florida Health Community website is designed to be a medical directory with a social media component for users. Doctors and medical professionals can list their business for free. For a one time $2,000 up-charge or premium rate  and a $49 monthly fee, a medical professional will get premium placement, a video of their practice that will be placed on their listing and a listing in the newsletter.  The website will be operational in April 2012. Our sales target is 7 to 10 premium sales per month for year one. With hosting and website maintenance costs under $500 per month and our quarterly newsletter budgeted at $2000 for editorial and design for each newsletter, which is outsourced, our expectations are to spend additional revenue on marketing and promotion.

The Miracle-cig is a trademarked name for our brand of disposable electronic cigarette. It is sold online at www.miraclecig.com. We currently have a merchant account that accepts VISA and MASTERCARD for sales of the product. The cost of the development and website is paid for and the ongoing expenses are hosting under $50 per month and product inventory. Our units sale for $9.95 and our unit cost is about $2.50 per unit. We do not have manufacturing contracts in place as all the manufacturer requires is payment in advance. Our basic unit is not exclusive to us. Dozens of  manufacturers in China offer these products and there is little difficulty to purchase them.  Orders are filled within 24 hours and payment is made upon order. So we do have funds for fulfillment and inventory. We plan to increase sales using SEO and affiliate partners online and have a target  date to have our affiliate programs up and running by May 2012 and achieve search engine placement in the Fall of 2012. Our target sales is 300 to 500 units per month online with the affiliate program and increase to 500 to 1000 units per month when we fully integrate to Google search engine.

If we do not generate sufficient cash flow to support its operations over the next  twelve (12) months, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing.  We cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

Our management may incur production and development costs within the next twelve months (12) to provide additional products and features to the product family.

We currently do not own any significant plant or equipment that it would seek to sell in the near future.

Our management anticipates hiring employees or independent contractors over the next twelve (12) months as needed. Currently, the Company believes the services provided by its officer and director appears sufficient at this time.

We have not paid for expenses on behalf of our sole director.  Additionally, we believe that this policy will not materially change within the next twelve months.

The Company has no plans to seek a business combination with another entity in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us who own more than 5% of the outstanding Common Stock as of the date of this Prospectus , and by  our sole officer and director individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name of beneficial owner	Amount of Beneficial ownership	Percent of class
Common Stock	Bruce Schoengood	3,825,000	59%

The percent of class is based on 6,521,750 shares of Common Stock issued and outstanding as of the date of this Prospectus .

OFF-BALANCE SHEET ARRANGEMENTS

 We do not have any off-balance sheet arrangements.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to our chief executive officer for services rendered in all capacities to the Company during fiscal year 2010 and 2011 .

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal year Ended December 31	Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Bruce Schoengood, CEO	2010	$0.00	$0.00	$0.00	None
	2011	$0.00	$0.00	$0.00	None

Compensation Policy. Because we are still in the early stages of development, our sole director and officers is not currently receiving any compensation.

Stock Grants or Awards. Because we are still in the early stages of  development, our sole director and officers has not received any stock  grant, stock awards or freestanding SARs.

Bonuses.  Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the named executive’s responsibilities with the Company. As we continue to grow, more defined bonus programs  may be  established to attract and retain our employees at all levels.

Stock Option Plans

We do have any stock option plans as of the date of this Prospectus .

Compensation of Directors

Because we are still in the development stage, our sole director is not receiving any compensation other than reimbursement for expenses incurred during the performance of his duties.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have an employment agreement with Bruce Schoengood, our Chief Executive Officer; however, we intend to enter into such  an employment agreement with Mr. Schoengood and with any of our future key executives and other members of management  at the appropriate time and as circumstances may require

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of September 30, 2011 are as follows:

Executive Officers and Directors

Name	Age	Office	Since
Bruce Schoengood	53	Chief Executive Officer and Director	March 16, 2011

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Bruce Schoengood

Mr. Schoengood began his diverse publishing career as a New York City art director and editor in 1981 and went on to launch dozens of national magazines as publisher and contract publisher. Titles include: Country Accents, Victorian Accents, New Body, New Jersey Home & Style, Successful Child, Party Poker.com, GameDay USA, STUN!, Spectrum, Dale Earnhardt, Bill Mazeroski’s Baseball, Gemma’s Old Style Italian Cooking, Kid Planet, Beach Style, Trump Magazine and Blackout Comics. He was honored by Mental Health America in 2008 and given their Golden Bell Media Award.

Mr. Schoengood has worked as a creative design and marketing consultant in the medical education industry to companies such as Haymarket Medical, Physican’s Weekly, Genecom, and Science & Medicine.

From 2004  to 2008 Mr. Schoengood was a magazine packager with King Media. From 2008 he was self-employed as a freelance creative design and editorial content consultant.

Over the course of 30 years, Mr. Schoengood has developed and executed national media campaigns, advertising programs and strategies and worked, hired and instructed media professionals in all creative genres: writers, photographers, artists, internet programmers, PR firms, Media specialists, distributors and printers.

Board Committees

At the present time, we have not established  any standing committees of the Board of Directors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this Prospectus , there is no public market in our Common Stock. There can be no assurance that a  public market will ever develop. We make no representation about the present or future value of our Common Stock.

There are no other outstanding options to purchase, or other instruments convertible into, common equity of the Company and other than the  shares of Common Stock covered by this Prospectus .

As of the date of this Prospectus , we have 6,521,750 shares of Common Stock issued and outstanding held by 46 shareholders.  These shares of Common Stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption from registration is available.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflict of Interest

Bruce Schoengood, currently, our sole officer and director, is  currently not involved in other business activities  but may, in the future, become involved in other business opportunities.  If a specific business opportunity becomes available, Mr. Schoengood may face a conflict of interest in selecting between our business interest and his other business interests. It is our policy that any personal business or corporate opportunity available an officer or director  must be examined by  our board  of directors and  rejected by  the directors before an officer or director can engage or take advantage of  the business opportunity. However, this policy may be ineffective given that we currently has only one officer and director.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

☐	Our sole officer and director;
☐	Any person proposed as a nominee for election as a director;
☐	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of Common Stock;
☐	Any relative or spouse of any of the foregoing persons who have the same house as such person.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company.  No assets will be or are expected to be acquired from any promoter on behalf of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the date of this Prospectus , the principal independent accountant for the Company has neither resigned, nor declined to stand for reelection, nor  been dismissed. The independent accountant for the Company is David A. Aronson, C.P.A., P.A.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Robert C.  Laskowski, Attorney at Law, Portland, Oregon.

EXPERTS

The financial statements of the Company appearing in this Prospectus have been audited by David A. Aronson, C.P.A., P.A., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been included herein in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended with respect to the Common Stock offered by this Prospectus . This Prospectus , which constitutes part of the registration statement, does not contain all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Each statement made in this Prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.

You can read and copy the registration statement  at the SEC’s public reference room, which is located at 100 F Street N.E.,. Room 1580, Washington, D.C. 20549. You can request copies of the registration statement by writing the SEC and paying a fee for copying cost. You can also call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. In addition,  the SEC maintains an Internet website, www.sec.gov that contains reports, proxy statements and information statements and other information  regarding issuers that file electronically with the SEC. Upon completion of this offering, we will be subject to the periodic information reporting requirements of the Securities Exchange Act of 1934 and we will file reports, proxy statements and other information with the SEC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Nevada law. Under such provisions, the director, officer, corporate employee or agent who in his/her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the  Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

MEDIFIRST SOLUTIONS, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Medifirst Solutions, Inc.

We have audited the accompanying balance sheets of Medifirst Solutions, Inc., (A Development Stage Company) as of December 31, 2011 and 2010, and the related statements of operations, stockholders' (deficit) and cash flows for the years then ended, and the period from inception (November 8, 2010) to December 31, 2011.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medifirst Solutions, Inc., (A Development Stage Company) as of December 31, 2011 and 2011, and results of its operations and its cash flows for the years then ended, and for the period from inception (November 8, 2010) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered a loss from operations and is in the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ David A. Aronson, CPA, P.A.
-------------------------------------
David A. Aronson, CPA. P.A.

North Miami Beach, Florida
March 2, 2012

Medifirst Solutions, Inc.
(A Development Stage Company)
Balance Sheet
December 31, 2011 and 2010

ASSETS

	2011	2010
Current Assets:
Cash	$33,409	$30,631
Total current assets	33,409	30,631

Equipment, net	5,606

Other Assets
Security deposit	265

	$39,280	$30,631

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$7,824	3,808
Loan payable - stockholder	14,773	325
6% convertible notes	800	-
Total current liabilities	23,397	4,133

Commitments

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock, $0.0001 par value; 200,000,000 shares authorized,
6,521,750 and 1,660,750 shares issued and outstanding, respectively	652	166
Additional paid in capital	56,476	30,789
Deficit accumulated during development stage	(41,245)	(4,457)
	15,883	26,498

	$39,280	$30,631

Medifirst Solutions, Inc.
(A Development Stage Company)
Statements of Operations
For the Years Ended December 31, 2011 and 2010 and for the Period
From November 8, 2010 (Inception) to December 31, 2011

	From November 8, 2010 (Inception) to December 31, 2011	2011	2010

Consulting fee revenue	$33,300	$33,300	$-
Product sales, net	10,959	10,959	-
	44,259	44,259	-
Cost of goods sold	1,893	1,893
Gross income	42,366	42,366	-

Expenses:
Officer's compensation	7,500	7,500	-
Advertising and promotion	12,354	12,354	-
Computer and internet	5,432	5,432	-
Professional fees	16,915	16,915	-
Repairs and maintenance	6,550	6,550	-
Travel	15,109	15,109	-
Other	19,692	15,235	4,457
	83,552	79,095	4,457

Net loss before other income and expenses	(41,186)	(36,729)	(4,457)

Other income and (expenses)
Interest expense	(59)	(59)	-
Provision for income taxes	-	-	-
	(59)	(59)	-

Net loss	$(41,245)	$(36,788)	$(4,457)

Loss per common share - Basic and
fully diluted	$(0.02)	$(0.01)	$(0.00)

Weighted average number of shares
outstanding - Basic and fully diluted	1,787,268	5,304,599	1,063,736

Medifirst Solutions, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from November 8, 2010 (Inception) to December 31, 2011

						Accumulated
					Additional	Deficit During	Total
	Common Stock		Preferred Class A		Paid in	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity
Issuance of common shares for services
$0.0001 per share	752,000	$75	-	$-	$-	$-	$75
Issuance of common shares for cash at
at $0.08 per share	81,250	8	-	-	6,492	-	6,500
Issuance of common shares for cash at
at $0.08 per share	37,500	4	-	-	2,996	-	3,000
Issuance of common shares for cash at
at $0.08 per share	125,000	12	-	-	9,988	-	10,000
Issuance of common shares for cash at
$0.00133 per share	187,500	19	-	-	231	-	250
Issuance of common shares for cash at
at $0.02 per share	12,500	1	-	-	249	-	250
Issuance of common shares for services
at $0.08 per share	125,000	12	-	-	9,988	-	10,000
Issuance of common shares for cash at
$0.01 per share	25,000	3	-	-	247	-	250
Issuance of common shares for cash at
$0.002 per share	315,000	32	-	-	598	-	630
Net loss	-	-	-	-	-	(4,457)	(4,457)
Balance - December 31, 2010	1,660,750	166	-	-	30,789	(4,457)	26,498
Subtotals	1,660,750	$166	-	$-	$30,789	$(4,457)	$26,498
Issuance of common shares for cash at
$0.0034 per share	250,000	25	-	-	825	-	850
Issuance of common shares for cash at
$0.01 per share	25,000	2	-	-	248	-	250
Issuance of common shares for cash at
$0.016 per share	12,500	1	-	-	199	-	200
Issuance of common shares for cash at
$0.0019 per share	75,000	8	-	-	135	-	143
Issuance of common shares for cash at
$0.0014 per share	250,000	25	-	-	325	-	350
Issuance of common shares for services
$0.002 per share	3,750,000	375	-	-	7,125	-	7,500
Issuance of common shares for cash at
$0.0167 per share	300,000	30	-	-	4,970	-	5,000
Issuance of common shares for services
$0.08 per share	20,000	2	-	-	1,598	-	1,600
Issuance of common shares for cash at
$0.08 per share	6,250	1	-	-	499	-	500
Issuance of common shares for cash at
$0.08 per share	53,500	5	-	-	4,275	-	4,280
Issuance of common shares for cash at
$0.08 per share	12,500	1	-	-	999	-	1,000
Subtotals	6,415,500	641	-	-	51,987	(4,457)	48,171

Subtotals	6,415,500	$641	-	$-	$51,987	$(4,457)	$48,171
Issuance of common shares for cash at
$0.04 per share	100,000	10	-	-	3,990	-	4,000
Issuance of common shares for cash at
$0.08 per share	6,250	1	-	-	499	-	500
Net loss	-	-	-	-	-	(36,788)	(36,788)
Balance - December 31, 2011	6,521,750	$652	-	$-	$56,476	$(41,245)	$15,883

Medifirst Solutions, Inc.
(A Development Stage Company)
Statements of Cash Flows
For the Years Ended December 31, 2011 and 2010 and for the Period
From November 8, 2010 (Inception) to December 31, 2011

	From November 8, 2010 (Inception) to December 31, 2011	2011	2010

Cash flows from operating activities:
Net loss	$(41,245)	$(36,788)	$(4,457)
Adjustments to reconcile net loss to net cash used
by operating activities:
Common stock issued for services	9,175	9,100	75
Depreciation expense	152	152	-
Security deposit	(265)	(265)
Accounts payable and accrued expenses	7,824	4,016	3,808
Net cash used by operating activities	(24,359)	(23,785)	(574)

Cash flows from investing activities:
Purchase of equipment	(5,758)	(5,758)	-
Net cash used by investing activities	(5,758)	(5,758)	-

Cash flows from financing activities:
Proceeds from issuance of common stock	47,953	17,073	30,880
Stockholder's loan	14,773	14,448	325
Loan payable - related party	800	800	-
Net cash provided by financing activities	63,526	32,321	31,205

Net increase in cash	33,409	2,778	30,631
Cash at beginning of period	-	30,631	-
Cash at end of period	$33,409	$33,409	$30,631

Supplemental cash flow information:
Cash paid during the period for:
Interest	$59	$59	$-
Income taxes	$-	$-	$-

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011 and 2010

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Medifirst Solutions, Inc. ("MSI" or the "Company") was incorporated in Nevada in November 2010.  The Company is in the development stage and has a diverse product line including both consumer products and digital media.  The Company intends to launch "Florida Health Community" as an on-line healthcare directory and social media site geared towards both professionals and consumers.  MSI also intends to produce a tabloid size newsletter with healthcare industry related news and events.  MSI holds the trademark to, and will sell on-line, the Miracle-cigTM, an electronic cigarette that is tobacco free and that emits a fine water mist in place of smoke.  Additionally, MSI will offer print and digital marketing and advertising services to its client base of medical professionals as well as solicit new business in other business sectors.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized at the time the product is delivered or services are performed.  Provision for sales returns are estimated based on the Company's historical return experience.  Revenue is presented net of returns.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Information

The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting".  The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Net Loss Per Common Share

Basic net (loss) income per common share is calculated using the weighted average common shares outstanding during each reporting period.  Diluted net (loss) income per common share adjusts the weighted average common shares for the potential dilution that could occur if common stock equivalents (convertible debt and preferred stock, warrants, stock options and restricted stock shares and units) were exercised or converted into common stock.  There were no common stock equivalents at December 31, 2011.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011 and 2010

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized.  Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information.  A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Stock-Based Compensation
The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation.  ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model.  ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity.  The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011 and 2010

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS).”  This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between U.S. GAAP and IFRS.  ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for level three fair value measurements.  This pronouncement is effective for reporting periods beginning on or after December 15, 2011.  The adoption of ASU 2011-04 is not expected to have a significant impact on the Company’s consolidated financial position or results of operations.

In June 2011, the FASB issued guidance on the presentation of comprehensive income. This guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity.  The guidance allows two presentation alternatives; present items of net income and other comprehensive income in (1) one continuous statement, referred to as the statement of comprehensive income, or (2) in two separate, but consecutive, statements of net income and other comprehensive income. This guidance is effective as of the beginning of a fiscal year that begins after December 15, 2011.  Early adoption is permitted, but full retrospective application is required under both sets of accounting standards.  The Company is currently evaluating which presentation alternative it will utilize.

Note 2.  LOAN PAYABLE - STOCKHOLDER

During 2011 and 2010 a stockholder of the Company advanced the Company $14,448 and $325, respectively, to pay for certain expenses.  The loan has a balance of $14,773 at December 31,  2011, bears no interest and is payable on demand.

Note 3.  6% CONVERTIBLE NOTES

In March 2011, the Company issued $800 aggregate principal amount of 6% convertible notes due in January 2012.  Interest on the notes accrue at the rate of 6% per annum and are payable when the notes mature.

The holders of the notes have the option of converting them at any time prior to maturity.  The notes plus any accrued but unpaid interest are convertible at the rate of $0.0001 per share at the time of conversion up to a maximum of 9.99% of the then issued and outstanding common stock, or 661,523 shares at December 31, 2011.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011 and 2010

Note 4.  STOCKHOLDERS' EQUITY

In November 2010, the Company issued 752,000 shares of common stock at par value for services provided to the Company.

In November 2010, the Company issued 81,250 shares of common stock at $0.08 per share.

In November 2010, the Company issued 37,500 shares of common stock at $0.08 per share.

In December 2010, the Company issued 125,000 shares of common stock at $0.08 per share.

In December 2010, the Company issued 187,500 shares of common stock at $0.00133 per share.

In December 2010, the Company issued 12,500 shares of common stock at $0.02 per share.

In December 2010, the Company issued 125,000 shares of common stock at $.08 per share for services provided to the Company.

In December 2010, the Company issued 25,000 shares of common stock at $0.01 per share.

In December 2010, the Company issued 315,000 shares of common stock at $0.002 per share.

In January 2011, the Company issued 250,000 shares of common shares at $0.0034 per share.

In January 2011, the Company issued 25,000 shares of common shares at $0.01 per share.

In January 2011, the Company issued 12,500 shares of common shares at $0.016 per share.

In March 2011 the Company issued 75,000 shares of common stock at $0.0019 per share.

In March 2011 the Company issued 250,000 shares of common stock at $0.0014 per share.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011 and 2010

Note 4.  STOCKHOLDERS' EQUITY (continued)

In March 2011, the Company issued 3,500,000 shares of common stock to an officer of the Company for services provided to the Company at $0.002 per share.

In April 2011, the Company issued 300,000 shares of common stock at $0.0167 per share..

In October 2011, the Company issued 20,000 shares of common stock at $0.08 per share for services provided to the company.

In October 2011, the Company issued 6,250 shares of common stock at $0.08 per share.

In November 2011, the Company issued 53,500 shares of common stock at $0.08 per share.

In November 2011, the Company issued 12,500 shares of common stock at $0.08 per share.

In December 2011, the Company issued 100,000 shares of common stock at $0.04 per share.

In December 2011, the Company issued 6,250 shares of common stock at $0.08 per share.

Note 5.  COMMITMENTS AND CONTINGENCIES

The Company leases its office pursuant to an agreement entered into in May 2011.  The lease currently expires in April 2012 and calls for minimum monthly lease payments of $265.

Rent expense for the nine months ended December 31, 2011 and 2010 totaled $2,625 and - 0 -, respectively.

Medifirst Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2011 and 2010

Note 6.  INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

Income tax provision at the federal
statutory rate	34%
Effect of operating losses	(34	) %
	0%

As of December 31, 2011, the Company has a net operating loss carryforward of approximately $40,000. This loss will be available to offset future taxable income. If not used, this carryforward will begin to expire in 2030. The deferred tax asset relating to the operating loss carryforward has been fully reserved at December 31, 2011. The principal difference between the operating loss for income tax purposes and reporting purposes results from the issuance of common shares for services.

Note 7.  BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan, which is long-range in nature. For the period from inception to December 31, 2011, the Company incurred a net loss of approximately $41,000.  In addition, the Company has no significant assets or revenue generating operations.

The Company currently does not have sufficient cash to sustain itself for the next 12 months, and will require additional funding in order to execute its plan of operations and to continue as a going concern. To meet its cash needs, management expects to raise capital through a private placement offering.  In the event that this funding does not materialize, certain stockholders have agreed, orally, to loan, on a non-interest bearing demand basis, sufficient funds to maintain the Company's operations for the next 12 months.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws provide for the indemnification of a present or former director or officer.  We will  indemnify any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by him.  Nevada law also provides for discretionary indemnification for each person who serves as or at  a corporation’s request as an officer or director. We may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, the Company’s best interests.

Nevada Law

Pursuant to the provisions of the Nevada  Business Corporation Act,  NRS 78.7502, the Company shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by  the Company in connection with the sale of the Common Stock being registered.  The Company has agreed to pay all costs and expenses in connection with this offering of Common Stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Accounting	$12,000.00
SEC Electronic Filing	$-
Edgar Filing	$1,120.00
Transfer Agent	$1,850.00
Total	$15,000.00

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, our sales of unregistered securities consisted of the Common Stock issued to the selling shareholders and as more particularly described below.

On November 7, 2010 we issued 452,000 shares of Common Stock to three persons in consideration of consulting services to the Company. The Common Stock was issued in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering and/or Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933 for  securities issued to eligible advisors and consultants.

On November 8, 2010, we sold 187,000 shares of Common Stock to one person for $250.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On November 9, 2010, we sold 315,000 shares of Common Stock to two persons for $630.00 and t for consulting services to the Company. The Common Stock was sold and issued in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering and/or Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933 for  securities issued to eligible advisors and consultants.

On November 15, 2010, we sold 37,500 shares of Common Stock to two persons for an aggregate consideration of $500.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On November 18, 2010, we sold 43,750 shares of Common Stock to four persons for an aggregate consideration of $3,500.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On November 19, 2010, we sold 37,500 shares of Common Stock to four persons for an aggregate consideration of $3,000.00 . The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On November 24, 2010, we sold 25,000 shares of Common Stock to one person for $2,000. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On November 26, 2010, we sold 6,250 shares of Common Stock to one person for $500.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On November 27, 2010, we sold 6,250 shares of Common Stock to one person for $500. 00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On December 4, 2010, we sold 125,000 shares of Common Stock to one person for $10,000.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On December 31, 2010, we sold 125,000 shares of Common Stock to one person for $10,000.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On January 25, 2011, we sold 287,000 shares of Common Stock to three persons for an aggregate consideration of $1,300.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On March 11, 2011, we sold 337,500 shares of Common Stock to two persons for an aggregate consideration of $492.00. The Common Stock was issued in reliance on  the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On March 17, 2011, we issued 3,750,000 shares of Common Stock to Bruce Schoengood for services rendered to the Company. The Common Stock was issued  in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933,  as a transaction not involving a public offering.

On April 26, 2011, we sold 300,000 shares of Common Stock to one person for $5,000.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering.

On October 24, 2011, we sold 6,250 shares of Common Stock to one person for $500.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering.

On October 25, 2011, we sold 7,500 shares of Common Stock to two persons for an aggregate consideration of $600.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as a transaction not involving a public offering.

On October 26, 2011, we sold 6,000 shares of Common Stock to two persons for an aggregate consideration of $480.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering. On the same date, we issued 45,000 shares of Common Stock  to two persons for consulting services to the Company. The Common Stock was issued in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933  as a transaction not involving a public offering and/or Rule 701 promulgated by the Securities and Exchange Commission under the Securities Act of 1933 for  securities issued to eligible advisors and consultants.

On October 27, 2011, we sold 40,000 shares of Common Stock to seven persons for an aggregate consideration of $3,200.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as a transaction not involving a public offering.

On November 22, 2011, we sold  18, 250 shares of Common Stock to two persons for an aggregate consideration of $1,500.00. The Common Stock was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as a transaction not involving a public offering.

The aggregate offering price for the securities sold for cash consideration was  $47,975.00. The aggregate offering price for the securities sold for non-cash consideration was $9,175.00. The non-cash consideration consisted of consulting services rendered to the Company.

INDEX OF EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation filed on November 8, 2010
3.2	Certificate of Amendment to Articles of Incorporation filed on March 28, 2011
3.3	By-laws adopted on November 15, 2010
4.1	Specimen Common Stock Certificate
5.1	Opinion of Robert C. Laskowski, Esq. *
23.1	Consent of David A. Aronson, CPA, P.A.
23.2	Consent of Robert C. Laskowski (see exhibit 5.1) *

*to be filed by amendment

UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii) Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that  remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv)  Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v)  Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(vi)  The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Boca Raton State of Florida on March______, 2012.

MEDIFIRST SOLUTIONS, INC.

By:	/s/ BRUCE SCHOENGOOD
BRUCE SCHOENGOOD, Chief Executive Officer,
Principle Accounting Officer
Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on March___, 2012:

Signature	Title

/s/ BRUCE SCHOENGOOD	Chief Executive Officer, Principle Accounting Officer

/s/ BRUCE SCHOENGOOD	Director

BACK COVER

Dealer Prospectus Delivery Obligation

 Until _____________, 2012 ( 25 days after the commencement of this offering)  all dealers that  buy, sell or trade our  Common Stock  whether or not participating in this offering, may be required to deliver a Prospectus . This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.